GILBERT, SEGALL AND YOUNG LLP
                           430 Park Avenue
                    New York, New York 10022-3592
                            (212) 644-4000
                      Facsimile: (212) 644-4051
                               _______


                          April 7, 1998



ClimaChem, Inc.
16 South Pennsylvania
Oklahoma City, Oklahoma  73107

    Re:  ClimaChem, Inc.; 10 % Series B Senior Notes Due 2007
         ____________________________________________________

Ladies and Gentlemen:

     We are special New York counsel to ClimaChem, Inc., an Oklahoma corporation (the "Company"), and the Guarantors named in the Registration Statement hereinafter defined (the "Guarantors," and together with the Company, the "Issuers"). In this connection we have reviewed that certain Registration Statement on Form S-4 (the "Registration Statement") filed by the Issuers on January 26, 1998 under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement covers up to $105,000,000 in aggregate principal amount of the Company's 10 3/4% Series B Senior Notes due 2007 (the "New Notes") offered in exchange for up to $105,000,000 in aggregate principal amount of outstanding 10 3/4% Senior Notes due 2007 originally issued and sold by the Company in reliance upon an exemption from registration under the Securities Act (the "Old Notes"). The Old Notes are, and the New Notes will be, unconditionally guaranteed (the "Guarantees") by the Guarantors. The Old Notes were issued under, and the New Notes will be issued under, an Indenture, dated as of November 26, 1997 (the "Indenture"), among the Issuers and Bank One, NA, as trustee. Capitalized terms used, but not otherwise defined, herein shall have the meanings assigned to them in the Indenture.

     We have examined and are familiar with copies identified or otherwise established to our satisfaction of the following:

               (a)  the Indenture;

               (b) the form of New Notes included as Exhibit A to the Indenture; and

               (c) the form of Guarantee to be issued by the Guarantors included as Exhibit B to the Indenture.

ClimaChem, Inc.
April 7, 1998
Page 2


     For the purposes of this opinion, we have relied upon the opinions of Conner & Winters, P.C., dated April 8, 1998, for the law of Oklahoma and the General Corporation Law of Delaware; Corrs Chambers Westgarth, dated April 7, 1998, Australian counsel for the law of Queensland and the Commonwealth of Australia; Bell Gully Buddle Weir, dated March 13, 1998, New Zealand counsel, for the law of New Zealand; Clyde & Co., dated April 6,1998, United Kingdom counsel, for the law of England; and McLean & Kerr, dated January 21, 1998, Canadian counsel, for the law of the Province of Ontario, Canada; that each of the Issuers is duly incorporated, validly existing and in good standing under the laws of each Issuer's respective jurisdiction of incorporation, that the Company has duly authorized the execution, delivery and performance of the New Notes, that each of the Issuers has duly authorized the execution, delivery and performance of the Indenture, that each of the Guarantors has duly authorized the execution, delivery and performance of the Guarantees and that the Indenture has been duly executed and delivered by the Issuers. We have assumed that immediately after the execution and delivery of the Guarantees, none of the Guarantors will be, or by such execution and delivery will be deemed to be, insolvent.

     In our examination of the Indenture we have assumed, without any investigation, the genuineness of all signatures, the legal capacity of natural persons, the conformity to original documents of all documents submitted to us as photostatic copies, and the authenticity of the originals of such copies. We have also assumed the due authorization, execution and delivery of all documents referred to herein by all parties thereto other than the Company and the Guarantors. As to certain facts material to this opinion, we have relied upon statements and representations of representatives of the Company and the Guarantors and of counsel to the Company and the Guarantors.

     Based solely on our review of the Indenture and the forms of the New Notes and the Guarantees, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the following opinion:

     1. The Indenture constitutes a legal, valid and binding obligation of the Issuers under the laws of the State of New York, enforceable in accordance with the terms thereof.

     2. The New Notes, when duly executed by the proper officers of the Company, duly authenticated by the Trustee and issued by the Company in accordance with the terms of the Indenture (assuming qualification of the Indenture under the Trust Indenture Act of 1939, as amended), will constitute legal, valid and binding

ClimaChem, Inc.
April 7, 1998
Page 3


obligations of the Company, will be entitled to the benefits of the Indenture and will be enforceable against the Company in accordance with their terms.

     3. When the New Notes have been duly executed and authenticated, and the Guarantees have been duly executed in accordance with the terms of the Indenture, the Guarantees will constitute legal, valid and binding obligations of the Guarantors, will be entitled to the benefits of the Indenture, and will be enforceable against the Guarantors in accordance with their terms.

     We have expressed the foregoing opinion subject to the following exceptions, qualifications and limitations:

     1. The opinions expressed herein are limited to the laws of the State of New York and applicable federal laws of the United States, and we do not express any opinion with respect to the laws of any other country, state or jurisdiction.

     2. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.

     3. The enforceability and effectiveness of the provisions of the Indenture, the New Notes and the Guarantees are limited by, and subject to (a) applicable bankruptcy, fraudulent conveyance or fraudulent transfer laws, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors' rights generally now or hereafter in effect; and (b) applicable laws or principles of equity (whether applied in a court of equity or at law) which may affect the exercise of certain rights and remedies and which may restrict the enforcement of certain remedies or the availability of certain equitable remedies.

     4. Provisions of the Indenture which purport to indemnify any party against, or release any party from, liability for any acts may be unenforceable to the extent such acts are determined to be unlawful, negligent, reckless or constitute willful misconduct.

     This opinion speaks only as of the date hereof and we undertake no responsibility to update or supplement this opinion after the date hereof.

ClimaChem, Inc.
April 7, 1998
Page 4


     In rendering its opinion to you with respect to the legality, validity and enforceability of the Indenture, the New Notes and the Guarantees, Conner & Winters, P.C. may rely on this opinion as if it were addressed to them.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement and the Prospectus covering the New Notes constituting a part thereof under the caption "Legal Matters." The foregoing, however, shall not constitute an admission by us that we are experts as provided in Sections 7 and 11 of the Securities Act.

                              Very truly yours,

                              /s/ Gilbert, Segall and Young LLP